UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Intercept Pharmaceuticals, Inc.

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May 13, 2022

To Our Stockholders:

This letter regards “Proposal #2: Approval of Our Amended and Restated Equity Incentive Plan” included in our proxy statement for our upcoming 2022 Annual Meeting, specifically in response to concern expressed by a proxy advisory firm that approval of the proposal could lead to excessive stockholder dilution.

Having a stockholder-approved, market-standard equity incentive plan in place is essential to attract, motivate, and retain employees in the dynamic and competitive biopharmaceutical industry and thereby important to Intercept’s success. We believe that Proposal #2 is appropriate and reasonable, and recommend that you vote FOR it.

Our existing equity plan is set to expire in 2022. Accordingly, we are proposing to amend the plan to extend the term and remove the evergreen provision (which previously provided for automatic yearly additions to the plan’s share pool). We are not asking for additional shares. Rather, the amended plan would use the shares already allocated under the existing plan (3,862,008 shares as of April 1, 2022). We expect to return in 2023 for stockholder approval of an additional allocation of shares. At that time, we expect to have greater clarity with respect to some of our key R&D development programs, which will give us improved visibility into our long-term staffing, balance sheet, and equity award needs. We expect the roll-over of the existing share allocation will position us appropriately until then to compensate our employees and other plan participants.

The concern expressed by a proxy advisory firm is that our use of the existing share allocation, combined with the 4,220,014 shares underlying currently outstanding awards (as of April 1, 2022), could lead to excessive stockholder dilution. Concern about excessive awards is misplaced, as our equity burn rate was 7.25% in 2021, and averaged 4.88% for 2019, 2020, and 2021.

Concern about our currently outstanding awards is also misplaced. Of those 4,220,014 shares, many relate to underwater stock options. As shown in our latest Form 10-Q, as of March 31, 2022, we had approximately 2,497,000 stock options outstanding, with a weighted average exercise price of $43.93. That included 939,000 options currently exercisable, with a weighted average exercise price of $78.98, and 1,558,000 options not yet vested, with a weighted average exercise price of $22.81. That compares to a closing stock price on May 11, 2022, of $17.12.

Further, the approximately 1,723,000 outstanding awards that are not stock options are restricted shares (RSAs), restricted stock units (RSUs), and performance restricted stock units (PSUs). These, and the unvested stock options, vest over a period of years, spreading their dilutive effect over time, and are conditional on ongoing service to Intercept. Finally, underwater stock options become exercisable, and PSUs vest, based on stock performance. Therefore, their dilutive effect would be counterbalanced by favorable stock price performance.

In conclusion, concerns about excessive dilution are misplaced, as our equity burn rate is reasonable, and the dilutive effect of currently outstanding awards is modest when adjusted for underwater stock options and awards with multi-year vesting schedules. Our proposal is reasonable and important for Intercept’s success. We recommend that you vote FOR Proposal #2.

We encourage dialogue with our stockholders to address further questions or concerns.

Yours sincerely,

/s/ Gino Santini, Chairperson, Compensation Committee